Exhibit 10.2

Dylan Peyton, LLC, a Texas limited liability company hereinafter referred to as DP, entered into an Exploration Agreement with an effective date of January 31, 2006 with Lexington Oil & Gas Ltd., Co., an Oklahoma limited liability company hereinafter referred to as LXO.  Paluca Energy, LLC, referred to as "Paluca", an Oklahoma limited liability company, was subsequently assigned an interest in some or all of the leases and wells by LXO and DP.  LXO and Paluca, collectively referred to as "the parties" now desire to end their common interests under the Exploration Agreement.  To that end, LXO and Paluca desire to sell to DP their interest in the oil and gas leases.

Refer to the enclosed PDF exhibit for the entire Buy Out Agreement.